Exhibit 99.1

Zymeworks Confirms Receipt of Unsolicited, Non-Binding Proposal from All Blue Falcons

Vancouver, Canada and Seattle, Washington (April 28, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing next-generation multifunctional biotherapeutics, today confirmed it has received an unsolicited, non-binding proposal from All Blue Falcons FZE (“ABF”) and its affiliates to purchase the Company for $10.50 per share in cash.

The Zymeworks board of directors will carefully review the proposal to determine the course of action that it believes is in the best interest of the Company and all Zymeworks shareholders. The board reminds shareholders that no formal offer has been made by ABF, and as such there is no need for Zymeworks shareholders to take any action at this time. If a formal offer is made, it will be reviewed by the board with its advisors, and a formal recommendation by the board will be made to shareholders in due course.

Advisors

Kingsdale Advisors is acting as strategic shareholder and communications advisor to Zymeworks. Blake, Cassels & Graydon LLP and Wilson Sonsini Goodrich & Rosati are acting as counsel to the Company.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, ZW49, is a novel bispecific HER2-targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Contacts:

Investor Inquiries:

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Diana Papove

(604) 678-1388

media@zymeworks.com